Exhibit 10.2

CRACKER BARREL OLD COUNTRY STORE, INC.

and

SUBSIDIARIES

FY 2018 LONG-TERM INCENTIVE PROGRAM

ARTICLE I

General

1.1 Establishment of the Plan. Pursuant to the Cracker Barrel Old Country Store, Inc. 2010 Omnibus Stock and Incentive Plan (the “Omnibus Plan”), the Compensation Committee (the “Committee”) of the Board of Directors of Cracker Barrel Old Country Store, Inc. (the “Company”) hereby establishes this FY 2018 Long-Term Incentive Program (the “Program”).

1.2 Purpose. This Program consists of three forms of long-term incentive awards: (a) an LTPP Award, (b) a Performance-Based RSU Award with a Relative TSR modifier, and (c) a Time-Based RSU. The purposes of the Program are to reward officers of the Company and its subsidiaries for the Company’s financial and stock performance during fiscal years 2018, 2019 and/or 2020, as applicable, and to retain them during this time. The Program is also intended to attract and retain the best possible executive talent to the Company, to motivate officers to focus attention on long-term objectives and strategic initiatives, and to further align their interests with those of the shareholders of the Company.

1.3 Program Subject to Omnibus Plan. This Program is established pursuant to, and it comprises a part of, the Omnibus Plan. Accordingly, all of the terms and conditions of the Omnibus Plan are incorporated in this Program by reference as if included verbatim. In case of a conflict between the terms and conditions of the Program and the Omnibus Plan, the terms and conditions of the Omnibus Plan shall supersede and control the issue.

ARTICLE II

Definitions

2.1 Omnibus Plan Definitions. Capitalized terms used in this Program without definition have the meanings ascribed to them in the Omnibus Plan, unless otherwise expressly provided.

2.2 Other Definitions. In addition to those terms defined in the Omnibus Plan and elsewhere in this Program, whenever used in this Program, the following terms have the meanings set forth below:

(a) “Cause,” in addition to those reasons specified in the Omnibus Plan, also includes unsatisfactory performance or staff reorganizations.

(b) “Eligible LTPP Award” means the maximum LTPP Award (as denominated in either Shares or cash) to which a Participant is entitled if the Company achieves or exceeds the applicable Performance Goal during the applicable Performance Period. The Committee shall establish an Eligible LTPP Award for each Participant within the first 90 days of the Performance Period.

(c) “Eligible Performance-Based RSU Award” means the maximum number of Shares payable pursuant to a Performance-Based RSU Award to which a Participant is entitled if the Company achieves or exceeds the applicable Performance Goal during the applicable Performance Period. The Committee shall establish an Eligible Performance-Based RSU Award for each Participant within the first 90 days of the Performance Period.

(d) “LTPP Award” means an Award granted as an “LTPP Award” hereunder that is denominated in either cash or Shares, including any cash dividend equivalent rights related thereto, as determined by the Committee. An LTPP Award denominated in Shares shall be considered an Award of “Performance Shares” within the meaning of the Omnibus Plan, and an LTPP Award denominated in cash shall be considered an Award of a “Performance Unit” within the meaning of the Omnibus Plan.

(e) “LTPP Performance Goal” means achievement of aggregate Operating Income during the Performance Period applicable to LTPP Awards in an amount equal to or greater than the amount established by the Committee within the first 90 days of the Performance Period.

(f) “Operating Income” means total operating income during the fiscal years of the applicable Performance Period, as calculated consistent with past practice and presented in the audited financial statements, subject to adjustment as follows: excluding (i) extraordinary gains or losses and the effects of any sale of assets (other than in the ordinary course of business), (ii) litigation claims, settlements and expenses, (iii) the effects of any changes in accounting principles, (iv) the effects of any charges or expenses related to extraordinary, non-operational charges or expenses relating to stockholder demands, inquiries or events and related governance and other responses, (v) the effects of charges or expenses related to an organizational restructuring of the Company or one or more Subsidiaries, and (vi) the effects of charges or expenses related to any severance event.

(g) “Performance Period” with respect to LTPP Awards hereunder means the Company’s 2018 and 2019 fiscal years, and with respect to Performance-Based RSU Awards hereunder means the Company’s 2018, 2019 and 2020 fiscal years.

(h) “Performance Goal” means the LTPP Performance Goal and/or the TSR Performance Goal, as applicable.

(j) “Performance Shares” means the Shares payable pursuant to the settlement of an LTPP Award denominated in Shares.

(k) “Relative TSR” means the change in the price of a Share (comparing the beginning Share price to the ending Share price, as calculated below), plus dividends paid, during the applicable Performance Period (“TSR”) as compared to the TSR of a group of peer companies as determined by the Compensation Committee. The beginning Share price shall be determined by averaging the applicable closing Share prices as reported by NASDAQ (or such other exchange or market on which the Shares are traded) during the 60-calendar day period on either side of the start of the Company’s 2018 fiscal year (last 30 days of FY17 and first 30 days of FY18). The ending Share price shall be determined by averaging the applicable closing Share prices as reported by NASDAQ (or such other exchange or market on which the Shares are traded) during the 60-calendar day period on either side of the end of the Company’s 2020 fiscal year (last 30 days of FY20 and first 30 days of FY21.

(l) “Retirement” (or the correlative “Retire” or “Retires”) means the voluntary termination of employment by a Participant in good standing under this Program at a time when the Participant meets the definition of Retirement Eligible.

(m) “Retirement Eligible” means that a Participant:

1. shall have achieved the age of 60, and

2. has five (5) or more years of service with the Company, its predecessors or subsidiaries, and

3. provides at least 60 days’ notice prior to the intended retirement date.

(n) “Return on Invested Capital” means the quotient of the following, as calculated consistent with past practice and the audited financial statements: (i) the average of Operating Income for each year of the Performance Period plus the average of rent paid during each year of the Performance Period, divided by (ii) the average end of year balances for the 2016, 2017 and 2018 fiscal years of the sum of the following balance sheet items: inventory, net property held for sale, net property, plant & equipment and capitalized leases reduced by accounts payable.

(o) “Target LTPP Award” means the target LTPP Award to which a Participant would be entitled if the Company achieves the applicable target performance determined by the Committee with respect to the applicable Performance Period.

(p) “Target Performance-Based RSU Award” means the target number of Shares payable pursuant to a Performance-Based RSU Award to which a Participant would be entitled if the Company achieves the applicable target performance determined by the Committee with respect to the applicable Performance Period.

(q) “Time-Based RSU” means an Award of Restricted Stock Units subject to time-based vesting requirements granted by the Committee to a Participant hereunder, the terms of which shall be set forth on the form of Time-Based RSU Agreement attached hereto.

(r) “Performance-Based RSU Award” means an Award granted as an “Performance-Based RSU Award” hereunder that is denominated in Shares, including any cash dividend equivalent rights related thereto. Performance-Based RSU Awards represent notional units of measurement each having a value equivalent to one Share, subject to the terms hereof. Performance-Based RSU Awards are unfunded, unsecured obligations of the Company. A Performance-Based RSU Award shall be considered an Award of “Performance Shares” within the meaning of the Omnibus Plan.

(s) “TSR Performance Goal” means achievement of aggregate Operating Income during the Performance Period applicable to Performance-Based RSU Awards in an amount equal to or greater than the amount established by the Committee within the first 90 days of the Performance Period.

ARTICLE III

LTPP Awards

3.1 Eligibility. Participants eligible to receive an LTPP Award shall be those persons designated by the Committee during the first 90 days of the Performance Period or new hires or those persons who may be promoted and are designated as Participants by the Committee at the time of hiring or promotion. No new Participants are eligible after the third fiscal quarter of the Company’s 2018 fiscal year. The Company will provide each Participant with an Award Notice, substantially in the form of Exhibit A attached hereto, setting forth such Participant’s Target LTPP Award.

3.2 Award Eligibility. If the LTPP Performance Goal is achieved, each Participant shall be eligible to receive his or her Eligible LTPP Award. The actual number of Performance Shares or amount of cash earned by a Participant pursuant to his or her LTPP Award shall be determined by multiplying the Target LTPP Award by a multiplier established by the Committee, which multiplier shall be determined based on the Company’s achievement of Return on Invested Capital during the Performance Period. The actual number of Performance Shares or amount of cash to be paid to a Participant pursuant to an LTPP Award may range from 0% to 200% of the Participant’s Target LTPP Award. The number of Performance Shares (or amount of cash) settled (or paid) pursuant to the LTPP Award of any Covered Employee shall not exceed either his or her Eligible LTPP Award or any limits prescribed by the Omnibus Plan, including the Limitations set forth therein. In applying such Limitations, compensation payable pursuant to any annual bonus plan of the Company shall be considered prior to any payments of LTPP Awards, and any compensation payable pursuant to LTPP Awards shall be considered prior to any compensation payable pursuant to Performance-Based RSU Awards.

3.3 Threshold Vesting. As a condition precedent to any portion of the LTPP Award vesting, the LTPP Performance Goal adopted by the Committee must be achieved and the Committee must certify to such achievement pursuant to Section 10.3 of the Omnibus Plan within 60 days following the end of the applicable Performance Period. No LTPP Award shall be paid to any Covered Employee if the LTPP Performance Goal is not achieved.

3.4 Settlement. Any LTPP Award made by the Committee shall be settled or paid promptly following certification by the Committee of the LTPP Performance Goal as provided in Section 3.3, but in no event after March 15 of the calendar year following the calendar year in which the applicable Performance Period ends.

3.5 Restrictions; Cash Dividend Equivalent Rights. Subject to Article V, notwithstanding that the LTPP Performance Goal to which the Eligible LTPP Award is subject hereunder may be satisfied by or prior to the end of the applicable Performance Period, the Performance Shares (or cash) with respect thereto shall not vest or otherwise become payable to a Participant, nor shall a Participant have any of the rights of a shareholder of the Company with respect to any Performance Shares, until the end of the Performance Period to which the LTPP Award relates; provided, however, that Participants shall receive dividend equivalent rights in respect of the Performance Shares covered by the LTPP Award (if any) at the time of any payment of dividends to stockholders on Shares. The Performance Shares covered by a Participant’s Eligible LTPP Award will be credited with a cash amount equal to the amount that would be payable to the Participant as a stockholder in respect of a number of Shares equal to the number of Performance Shares covered by the Eligible LTPP Award outstanding and unpaid as of the dividend record date. Each cash dividend equivalent right will vest and be payable at the time and only to the extent the LTPP Award to which it relates is paid, and only those cash dividend equivalent rights that relate to Performance Shares covered by the earned LTPP Award shall be paid. No dividend equivalent rights will accrue with respect to LTPP Awards denominated in cash.

ARTICLE IV

Performance-Based RSU Awards

4.1 Eligibility. Participants eligible to receive a Performance-Based RSU Award shall be those persons designated by the Committee during the first 90 days of the Performance Period to which the Performance-Based RSU Award relates, or in the case of new hires or those persons who may be promoted and are designated as Participants by the Committee, at the time of hiring or promotion. No new Participants are eligible after the third fiscal quarter of the Company’s 2018 fiscal year. The Company will provide each Participant with an Award Notice, substantially in the form of Exhibit B attached hereto, setting forth such Participant’s Target Performance-Based RSU Award.

4.2 Award Eligibility. If the TSR Performance Goal is achieved, each Participant shall be eligible to receive his or her Eligible Performance-Based RSU Award. The actual number of Shares payable to a Participant pursuant to his or her Performance-Based RSU Award shall be determined by multiplying the Target Performance-Based RSU Award by a multiplier established by the Committee, which multiplier shall be determined based on the achievement of the Company’s Relative TSR during the applicable Performance Period. The actual number of Shares payable pursuant to a Performance-Based RSU Award awarded to a Participant hereunder may range from 75% to 125% of the Participant’s Target Performance-Based RSU Award. The number of Shares under a Performance-Based RSU Award earned by any Covered Employee shall not exceed either his or her Eligible Performance-Based RSU Award or any limits prescribed by the Omnibus Plan, including the Limitations set forth therein; provided, that in applying such Limitations, compensation payable pursuant to any annual bonus plan of the Company shall be considered prior to any payments of LTPP Awards, and any compensation payable pursuant to LTPP Awards shall be considered prior to any compensation payable pursuant to Performance-Based RSU Awards.

4.3 Threshold Vesting. As a condition precedent to any portion of the Performance-Based RSU Award vesting, the TSR Performance Goal adopted by the Committee must be achieved and the Committee must certify to such achievement pursuant to Section 10.3 of the Omnibus Plan within 60 days following the end of the applicable Performance Period. No Performance-Based RSU Award shall be paid to any Covered Employee if the TSR Performance Goal is not achieved.

4.4 Settlement. Settlement of vested Performance-Based RSU Awards shall be made by delivering the applicable number of Shares to the Participants promptly following the date of certification of achievement of the TSR Performance Goal by the Committee as provided in Section 4.3; but in no event after March 15 of the calendar year following the calendar year in which the applicable Performance Period ends.

4.5 Restrictions; Cash Dividend Equivalent Rights. Subject to Article V, notwithstanding that the TSR Performance Goal to which the Eligible Performance-Based RSU Award is subject hereunder may be satisfied by or prior to the end of the Performance Period, no Performance-Based RSU Award shall vest or otherwise become payable to a Participant prior to the expiration of the applicable Performance Period, nor shall a Participant have any of the rights of a shareholder of the Company with respect to any Performance-Based RSU Award until the end of the applicable Performance Period; provided, however, that Participants shall receive dividend equivalent rights in respect of the Shares issued under the Performance-Based RSU Award at the time of any payment of dividends to stockholders on Shares. The Shares subject to a Participant’s Eligible Performance-Based RSU Award will be credited with a cash amount equal to the amount that would be payable to the Participant as a stockholder in respect of a number of Shares equal to the number of Shares covered by the Eligible Performance-Based RSU Award outstanding and unpaid as of the dividend record date. Each cash dividend equivalent right will vest and be payable at the time and only to the extent the Performance-Based RSU Award to which it relates is paid, and only those cash dividend equivalent rights that relate to Shares issued under the earned Performance-Based RSU Award shall be paid.

ARTICLE V

Additional Vesting Conditions

Applicable to LTPP Awards and Performance-Based RSU Awards

5.1 Service Requirements. In addition to the performance vesting requirements set forth in this Program, but subject to the remaining provisions of this Article V, the right of any Participant to receive settlement or payment of an LTPP Award or a Performance-Based RSU Award granted hereunder shall become vested only if he or she remains continuously employed by the Company or an Affiliate from the grant date of the Award until the end of the applicable Performance Period. Subject to Sections 5.2 to 5.5 hereof, if the service vesting requirements of this Section 5.1 are not satisfied, all of the Shares (including any cash dividend equivalent rights related thereto) or cash subject to LTPP Awards and Performance-Based RSU Awards granted hereunder shall be immediately forfeited and the Participant’s rights with respect thereto shall cease.

5.2 Accelerated Vesting During the Performance Period. If, prior to the end of the Performance Period, a Participant’s employment is terminated because of death, disability or Retirement, any LTPP Award or Performance-Based RSU Award of such Participant shall be reduced pro rata to reflect only employment prior to that termination. The reduced Award shall be based upon the number of calendar months of employment from the beginning of the applicable Performance Period (or, if later, the date of the Participant’s hire) until the date of such termination. In the case of a Participant’s disability, the employment termination shall be deemed to have occurred on the date the Committee determines that the disability has occurred, pursuant to the Company’s then-effective group long-term disability insurance benefit for officers. The Award shall otherwise be determined and settled or paid (including any cash dividend equivalent rights related thereto) on the same schedules set forth in Section 3.4 or Section 4.4, as the case may be, including being conditioned upon the achievement of the applicable Performance Goals.

5.3 Termination Following Performance Period. If a Participant ceases to be employed by the Company (or any Affiliate) for any reason other than for Cause following the close of the applicable Performance Period, the Participant shall be entitled to payment or settlement of his or her LTPP Award and/or Performance-Based RSU Award at the time and on the basis specified in Section 3.4 or Section 4.4, as the case may be.

5.4 Termination of Employment For Cause. If, prior to the date on which any Award is finally paid or settled, a Participant’s employment is terminated for Cause, all of the Participant’s rights to any Awards hereunder shall be forfeited.

5.5 Effect of Change in Control.

(a) LTPP Awards. In the event of a Change in Control prior to the end of the Performance Period applicable to the LTPP Awards, (i) the LTPP Performance Goal shall be deemed to have been met if the Company’s Operating Income from the beginning of the Performance Period through the end of the fiscal month preceding the Change in Control equals or exceeds 50% of the Company’s operating income for the comparable portion of the two fiscal year period ending immediately prior to the beginning of the Performance Period, and (ii) any LTPP Award (including any cash dividend equivalent rights related thereto) earned by reason of Section 5.5(a) shall be immediately payable in cash to Participants upon the date of the Change in Control.

(b) Performance-Based RSU Awards. In the event of a Change in Control prior to the end of the Performance Period applicable to the Performance-Based RSU Awards, the Committee shall have the discretion to (i) continue the Performance Period following the Change in Control with such adjustments as the Committee deems appropriate pursuant to Section 12.2 of the Plan; provided, that in the event a Participant’s employment with the Company (or its Affiliate or successor) is terminated without Cause within 24 months following the Change in Control, the Participant shall be treated as if the Participant had remained employed throughout the entire Performance Period for purposes of determining the vesting of the Participant’s Performance-Based RSU Award, or (ii) end the Performance Period as of the date of the Change in Control and settle the Performance-Based RSU Awards (including any cash dividend equivalent rights related thereto) either at the Target Performance-Based RSU Awards or to such other extent as the Committee determines in its discretion that the applicable performance criteria have been met, if at all.

ARTICLE VI

Recoupment Policy

6.1 General Recoupment Policy. The Company is entitled to recover any incentive compensation awarded or paid pursuant to this Program based on (i) achievement of financial results that were subsequently the subject of a restatement due to material noncompliance with any financial reporting requirement under either GAAP or the federal securities laws, other than as a result of changes to accounting rules and regulations, or (ii) a subsequent finding that the financial information or other performance metrics not derived from audited GAAP financial statements used by the Committee to determine the amount of the incentive compensation were materially inaccurate, in each case regardless of individual fault. The provisions of this Article VI shall apply to any incentive compensation earned or paid to a Participant pursuant to this Program, including compensation paid in Shares and any cash dividend equivalent rights related thereto. Subsequent changes in status, including retirement or termination of employment, do not affect the Company’s rights to recover compensation under this policy.

6.2 Administration of Policy. The Committee will administer this policy and exercise its discretion and business judgment in the fair application of this policy based on the relevant facts and circumstances. More specifically, the Committee shall use its reasonable best efforts to determine any appropriate amounts to recoup, the officers from whom such amounts shall be recouped (which need not be all officers who received the bonus compensation at issue) and the timing and form of recoupment; provided, that only compensation paid or settled within three years prior to the Committee taking action under this Article VI shall be subject to recoupment; provided further, that any recoupment pursuant to Section 6.1 shall not exceed the portion of any applicable bonus paid hereunder that is in excess of the amount of performance-based or incentive compensation that would have been paid or granted based on the actual, restated financial statements or actual level of the applicable financial or performance metrics as determined by the Committee.

6.3 Setoff. For avoidance of doubt, the Company may set off the amounts of any such required recoupment against any amounts otherwise owed by the Company to a Participant, solely to the extent any such offset complies with the requirements of Section 409A of the Code and the guidance issued thereunder.

6.4 Other Adjustments. If any restatement of the Company’s financial results indicates that the Company should have made higher performance-based payments than those actually made under the Program for a period affected by the restatement, then the Committee shall have discretion, but not the obligation to cause the Company to make appropriate incremental payments to affected Participants then-currently employed by the Company. The Committee will determine the amount, form and timing of any such incremental payments, which shall be no more than the difference between the amount of performance-based compensation that was paid or awarded and the amount that would have been paid or granted based on the actual, restated financial statements.

ARTICLE VII

Miscellaneous

7.1 Restrictions on Transfer. No Award covered hereby may be sold, assigned, transferred, encumbered, hypothecated or pledged by a Participant except as provided in the Omnibus Plan or this Program.

7.2 Effect of Employment Agreement. If a Participant is employed pursuant to an employment agreement with the Company (or an Affiliate), any provisions thereof relating to the effect of a termination of the Participant’s employment upon his or her rights with respect to the Awards covered hereby, including, without limitation, any provisions regarding acceleration of vesting and/or payment of the Awards in the event of termination of employment, shall be fully applicable and supersede any provisions hereof with respect to the same subject matter.

7.3 No Right of Employment. Nothing in this Program shall confer upon any Participant any right to continue as an employee of the Company or an Affiliate or interfere in any way with the right of the Company or an Affiliate to terminate a Participant’s employment at any time or to change the terms and conditions of such employment.

7.4 Governing Law. This Program and the Awards issued hereunder shall be construed and enforced in accordance with the laws of the State of Tennessee, without giving effect to the choice of law principles thereof.

7.5 Section 409A.

(a) Notwithstanding the other provisions hereof, the Awards issued hereunder are intended to comply with or be exempt from the requirements of Section 409A of the Code, to the extent applicable, and this Program shall be interpreted to avoid any penalty sanctions under Section 409A of the Code. Accordingly, all provisions herein, or incorporated by reference, shall be construed and interpreted to comply with Section 409A of the Code and, if necessary, any such provision shall be deemed amended to comply with Section 409A of the Code and regulations thereunder. If any payment cannot be provided or made at the time specified herein without incurring sanctions under Section 409A of the Code, then such payment shall be provided in full at the earliest time thereafter when such sanctions will not be imposed. Except to the extent permitted under Section 409A of the Code, in no event may a Participant, directly or indirectly, designate the calendar year of any payment under this Award.

(b) Notwithstanding any provision to the contrary in this Program and to the extent that Section 409A of the Code (including Section 409A(a)(2)(b) of the Code) is applicable to this Program, if on the date of a Participant’s termination of employment, he or she is a “specified employee” (as such term is defined in Section 409A(a)(2)(B)(i) of the Code and its corresponding regulations) as determined by the Board (or its delegate) in accordance with its “specified employee” determination policy, then the amount of an Award that constitutes deferred compensation subject to the requirements of Section 409A of the Code that are payable within the six (6) month period following such Participant’s separation from service shall be postponed for a period of six (6) months following the “separation from service” with the Company (or any successor thereto). Any payments delayed pursuant to this Section 7.5(b) will be made in a lump sum on the Company’s first regularly scheduled payroll date that follows such six (6) month period or, if earlier, the date of the Participant’s death.

(c) Notwithstanding any other provision to the contrary, a termination of employment shall not be deemed to have occurred for purposes of any provision of this Program providing for the payment of “deferred compensation” (within the meaning of Section 409A of the Code) upon or following a termination of employment unless such termination is also a “separation from service” from the Company within the meaning of Section 409A of the Code and Section 1.409A-1(h) of the Treasury Regulations and, for purposes of any such provision of this Program, references to a “separation,” “termination,” “termination of employment” or like terms shall mean “separation from service.”

(d) For the avoidance of doubt, any payment due pursuant to this Program within a period following an applicable payment event, shall be made on a date during such period as determined by the Company in its sole discretion.